Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Noodles & Company Amended and Restated 2010 Stock Incentive Plan of our report dated March 22, 2013 (except for Note 1, as to which the date is May 9, 2013, and except for Note 17, as to which the date is June 26, 2013) with respect to the consolidated financial statements of Noodles & Company included in its Registration Statement on Form S-1 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Denver, Colorado
July 9, 2013